UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUOTIENT LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 18, 2015

To our shareholders:

I am pleased to invite you to the Annual General Meeting of Shareholders of Quotient Limited (“Quotient” or the Company) to be held on October 29, 2015, at 4:00 p.m., local time, at The Fairmont Princess Hotel, Hamilton, Bermuda. Information about the meeting is presented on the following pages.

Details regarding admission to the meeting and the business that will be conducted are described in the accompanying Notice of Annual General Meeting and Proxy Statement.

Rules adopted by the U.S. Securities and Exchange Commission (“SEC”) allow companies to make materials available to security holders using either the “notice and access” or “full set delivery” options. This year, we have elected to mail proxy materials and our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 1, 2015, to our shareholders using the “full set delivery” option. However, in the future, we may take advantage of the “notice and access” option.

Whether or not you plan to attend the meeting, your vote is important, and we encourage you to review the proxy materials and vote as soon as possible using the instructions provided in the Notice. All voters may sign, date and mail the proxy card in the envelope provided. If you hold your shares in street name, you may also vote your shares over the Internet or via a toll-free (in the United States) telephone number contained in the voting instructions included with your proxy materials. Instructions regarding the methods of voting are contained in the Notice or proxy card.

Thank you for your continued support of Quotient. We look forward to seeing you on October 29, 2015.

Sincerely,

Paul Cowan Chief Executive Officer and Chairman of the Board of Directors

Notice of Annual General Meeting of Shareholders

To Be Held on October 29, 2015 at The Fairmont Princess Hotel, Hamilton, Bermuda

DATE: October 29, 2015

TIME: 4:00 p.m., local time

PLACE: The Fairmont Princess Hotel, 76 Pitts Bay Road, Pembroke, Hamilton, Bermuda

RECORD DATE: August 28, 2015

PURPOSE OF MEETING: Presenting the Company’s accounts for the fiscal year ended March 31, 2015, together with the auditors’ reports on those accounts, to the shareholders at the Annual General Meeting and passing the following ordinary resolutions and to transact such other business as may properly come before the Annual General Meeting:

ORDINARY RESOLUTIONS

Re-election of directors

1) THAT Paul Cowan be re-elected as a director of the Company.

2) THAT Thomas Bologna be re-elected as a director of the Company.

3) THAT Frederick Hallsworth be re-elected as a director of the Company.

4) THAT Brian McDonough be re-elected as a director of the Company.

5) THAT Sarah O’Connor be re-elected as a director of the Company.

6) THAT Heino von Prondzynski be re-elected as a director of the Company.

7) THAT Zubeen Shroff be re-elected as a director of the Company.

8) THAT John Wilkerson be re-elected as a director of the Company.

Auditors

9) THAT Ernst & Young LLP be re-appointed as the auditors of the Company to hold office from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2016, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending March 31, 2016 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

Record Date

You are entitled to vote only if you were a shareholder of Quotient at the close of business on August 28, 2015. Holders of ordinary shares of Quotient are entitled to one vote for each share held of record on the record date.

Attendance at the Annual General Meeting

We hope you will be able to attend the Annual Meeting in person and you are cordially invited to attend. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy. If you hold your shares in street name, you may also follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

Where to Find More Information about the Resolutions and Proxies

Further information regarding the above business and resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which are available at http://investors.quotientbd.com.

Rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) allow companies to send security holders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to shareholders. However, in the future, we may take advantage of the notice and access distribution option. If, in the future, we choose to send such notices, they will contain instructions on how shareholders can access our notice of meeting and proxy statement via the Internet. They will also contain instructions on how shareholders can request to receive their materials electronically or in printed form on a one-time or ongoing basis.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf and your proxy need not also be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

D.J. Paul E. Cowan Chairman

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN QUOTIENT SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL GENERAL MEETING

Record shareholder : If your shares are registered directly in your name, please bring proof of such ownership.

Shares held in street name by a broker or a bank : If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name should you wish to vote in person at the Annual General Meeting.

This Notice of Annual General Meeting and the Proxy Statement are being distributed on or about September 18, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 29, 2015

Our 2015 Annual Report, notice of 2015 Annual General Meeting, the Proxy Statement and proxy card are available in the “Financials & Filings” section of our website at http://investors.quotientbd.com.

i

QUOTIENT LIMITED

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Board of Directors of QUOTIENT LIMITED (“Quotient,” the “Company,” or “we”) is soliciting proxies for use at the 2015 Annual General Meeting of Shareholders to be held on October 29, 2015 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. A notice of the Annual Meeting will be distributed to shareholders who hold ordinary shares of Quotient as of August 28, 2015, the record date for the Annual Meeting, on or about September 18, 2015. Quotient Limited is a limited liability no par value company incorporated under the laws of Jersey, Channel Islands.

GENERAL INFORMATION

What am I voting on?

You will be voting on the following proposals at our Annual Meeting:

•	to re-elect 8 directors;
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to re-appoint Ernst & Young LLP as the Company’s auditors, ratify their appointment as independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors; and

•	to transact such other business as may properly come before the Annual Meeting.

What are the recommendations of the Board?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with that choice. If no choice is specified but the proxy card is signed, the proxy holders will vote your shares according to the recommendations of the Board, which are included in the discussion of each matter later in this proxy statement. The Board recommends that you vote:

FOR the re-election of each of the nominees as directors; and

FOR the re-appointment of Ernst & Young LLP as our auditors, ratification as our independent registered public accounting firm and the authorization of the directors to determine the fees to be paid to the auditors;

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the Annual Meeting.

Who is entitled to vote?

For each proposal to be voted on, each shareholder is entitled to one vote for each ordinary share, no par value (“Ordinary Share”) owned at the close of business on August 28, 2015, the record date for the Annual Meeting. As of the close of business on July 27, 2015, there were 17,029,851 ordinary shares outstanding.

How do I vote by proxy in lieu of attending the annual meeting?

If you are a shareholder of record, you may vote by proxy by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Standard Time, on October 28, 2015. If you vote by Internet or telephone, you should not return your proxy card.

You may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to Roland Boyd, care of Quotient Limited, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 8, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

What is the required vote?

To be approved, Resolutions 1 to 9 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution. If a director does not receive a majority of the vote for his or her re-election, then that director will not be re-elected to the Board and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Votes that are withheld with respect to the election of directors and abstentions on the other matters are not counted as votes cast.

What will constitute the quorum for the Annual Meeting?

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

If you plan to attend the Annual Meeting, you will not be admitted without proof that you own Quotient shares.

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Record Shareholders. If you are a record shareholder (i.e., a person who owns shares registered directly in his or her name with Continental Stock Transfer & Trust Company, Quotient’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting by marking the attendance box on the proxy card.

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Owners of Shares Held in Street Name. Beneficial owners of Quotient ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Can I access these proxy materials on the Internet?

This proxy statement and our 2015 Annual Report on Form 10-K are available at http://investors.quotientbd.com.

Can I get electronic access to the proxy materials?

You may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Who pays for this proxy solicitation and how much did it cost?

We will pay the cost for soliciting proxies for the Annual Meeting. Quotient will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Okapi Partners LLC (“Okapi”) at 437 Madison Avenue, New York, New York 10022 to assist with the solicitation of proxies. We will pay Okapi an aggregate fee, including reasonable out-of-pocket expenses, of up to $10,000, depending on the level of services actually provided. Certain Quotient employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

How can I obtain the Company’s corporate governance information?

These documents are posted on Quotient’s website at www.quotientbd.com. Click on the tab “Investors” and then the caption “Corporate Governance.”

•	Memorandum and Articles of Association
•	Corporate Governance Guidelines
•	Board Committee Charters
•	Code of Ethical Business Conduct

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at www.quotientbd.com at the same time.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During the fiscal year ended March 31, 2015, the Board held 14 in person or telephonic meetings. The audit committee met nine times during our fiscal year ended March 31, 2015. Attendance at board and audit committee meetings exceeded 90% and no director attended less than 80% of the aggregate number of such board and committee meetings for meetings that they were eligible to attend. The remuneration committee met once during the fiscal year ended March 31, 2015. The nominating and corporate governance committee was established as part of the process leading up to our initial public offering in April 2014, but did not formally meet during the fiscal year ended March 31, 2015. The strategy and regulatory committee was established during the year ended March 31, 2015, but did not formally meet during the fiscal year ended March 31, 2015.

Our Board currently has four committees, as described below. Each committee has a separate written charter that is available on Quotient’s website at www.quotientbd.com.

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is currently composed of eight directors. At each annual meeting of our shareholders, each of our directors must “retire,” and, if they wish to continue to serve as a director, they become subject to re-election to the Board of Directors by our shareholders.

We are subject to the listing standards of NASDAQ, which require that, subject to specified exceptions and permitted phase-in periods, each member of a listed company’s audit, remuneration and nominating and corporate governance committees be independent. In addition, the listing standards of NASDAQ require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that the remuneration committee members satisfy independence criteria set forth in Rule 5605(d) of NASDAQ rules. The listing standards of NASDAQ further provide that a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, the listing standards of NASDAQ require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that Messrs. Bologna, Hallsworth, McDonough, von Prondzynski, Shroff and Wilkerson and Ms. O’Connor are independent directors under the applicable NASDAQ listing rules. In making these determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including beneficial ownership of our ordinary shares.

Messrs. Shroff and Wilkerson are currently not independent as defined in the applicable Exchange Act rules related to audit committee composition.

Audit Committee

Our audit committee is composed of Messrs. Bologna, Hallsworth, McDonough and Ms. O’Connor, with Mr. Hallsworth serving as chairman of the committee. Our Board of Directors has determined that all these committee members meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. Our Board of Directors has determined that Mr. Hallsworth is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NASDAQ. The audit committee met nine times during the year ended March 31, 2015. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	reviewing and discussing with management and our independent registered public accounting firm our audited financial statements to be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our Board of Directors for approval;
•	viewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Remuneration Committee

Our remuneration committee is composed of Messrs. Bologna, Hallsworth, McDonough, von Prondzynski and Shroff, with Mr. von Prondzynski serving as chairman of the committee. Our Board of Directors has determined that all these committee members are independent as defined under the applicable listing standards of NASDAQ. The remuneration committee met once during the fiscal year ended March 31, 2015. The remuneration committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the remuneration committee;
•	conducting the independence assessment outlined in the rules of NASDAQ with respect to any compensation consultant, legal counsel or other advisor retained by the remuneration committee;
•	producing a remuneration committee report on executive compensation as required by the rules of the SEC to be included in our annual proxy statement;
•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NASDAQ;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and equity-based plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards; and
•	reviewing and making recommendations to our Board of Directors with respect to director compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Ms. O’Connor and Messrs. von Prondzynski and Shroff, with Ms. O’Connor serving as chair of the committee. Our Board of Directors has determined that these committee members are independent as defined under the applicable listing standards of NASDAQ. The committee did not formally meet during the fiscal year ended March 31, 2015. The nominating and corporate governance committee’s responsibilities include:

•	establishing a policy under which our shareholders may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees of our Board of Directors;
•	developing and recommending to our Board of Directors a set of corporate governance principles;
•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•	reviewing and recommending to our Board of Directors practices and policies with respect to directors;

•	recommending to our Board of Directors qualified individuals to serve as members of the committees of our Board of Directors;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our Board of Directors for approval;
•	overseeing the systems and processes established by us to ensure compliance with our Code of Business Conduct and Ethics; and
•	performing an evaluation of the performance of the committee.

Strategy and Regulatory Committee

Our strategy and regulatory committee is composed of Messrs. Cowan, McDonough, von Prondzynski and Shroff, with Mr. Shroff serving as chairman of the committee. The committee was established during the year ended March 31, 2015, but did not formally meet. The strategy and regulatory committee’s responsibilities include:

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reviewing and recommending to our Board of Directors the Company’s long-term strategy, including strategic decisions with regard to the entry and exit of specific business lines, acquisitions and divestitures, joint ventures and investments, as well as the financing of related transactions;

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overseeing the Company’s research and development activities, including the review of strategic goals, objectives, progress and direction of specific product programs, as well as the allocation of Company resources to specific product programs;

•	overseeing the Company’s technology position and strategic initiatives relative to emerging technologies, new therapeutic concepts and changes to health care market requirements;
•	overseeing the Company’s intellectual property portfolio, including the acquisition and development of new technologies; and
•	overseeing the Company’s regulatory affairs and health and safety compliance.

BOARD PRACTICES

To help our shareholders better understand our Board practices, we are including the following description of current practices. The nominating and corporate governance committee periodically reviews these practices.

Size of the Board

The Board currently consists of the eight directors named above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of two directors. The exact number of members on our Board will be determined from time to time by our full Board.

Leadership Structure

The Company’s Chief Executive Officer, Mr. Cowan, also serves as the Chairman of the Board. The Board believes that this leadership structure is optimal for the Company at this time because Mr. Cowan’s extensive experience and, together with his founding of and significant equity interest in the Company, provides Quotient with strong and consistent leadership.

The Board has not adopted a policy regarding the separation of the position of Chairman of the Board from the Chief Executive Officer. The Board recognizes that there may be circumstances in the future that would lead it to separate the positions, but believes that the absence of a policy requiring either the separation or combination of the positions provides the Board with the flexibility to determine the leadership structure that is in the best interests of the Company and its shareholders at the time. Mr. von Prondzynski serves as the Company’s lead independent director, and in such capacity acts as a liaison between the non-employee directors and the Company’s management, chairs the executive sessions of non-management directors and consults with the Chairman of the Board regarding agendas for Board meetings and other matters pertinent to the Company and the Board.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Only one member of the Board, Mr. Cowan, who serves as our Chief Executive Officer, is an employee of Quotient. The non-employee directors of the Company are Messrs. Bologna, Hallsworth, McDonough, von Prondzynski, Shroff and Wilkerson and Ms. O’Connor. Messrs. Bologna, Hallsworth, McDonough, von Prondzynski, Shroff and Wilkerson and Ms. O'Connor are independent directors under the applicable NASDAQ listing rules. Messrs. Shroff and Wilkerson are currently not independent as defined in the applicable Exchange Act rules related to audit committee composition.

Audit Committee Financial Expert

The Board has determined that all of the members of the audit committee are financially literate and that Mr. Hallsworth is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NASDAQ.

Evaluation of Board Performance

The nominating and corporate governance committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. The committees of the Board each conduct an annual evaluation of their committee’s performance and procedures.

Nomination of Directors

The nominating and corporate governance committee recommends individuals for membership on the Board. In making its recommendations, the nominating and corporate governance committee considers an individual’s independence based on NASDAQ independence requirements and the criteria determined by the Board.

The nominating and corporate governance committee considers not only a candidate’s qualities, performance and professional responsibilities, but also the composition of the Board and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The culture of the Board enables the Board to operate swiftly and effectively in making key decisions and when facing major challenges. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The nominating and corporate governance committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The nominating and corporate governance committee will use the same process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

Shareholders are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the chair of the nominating and corporate governance committee. In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders may propose, and the nominating and corporate governance committee will consider, nominees for election to the Board at the next annual general meeting by giving timely written notice to the Company Secretary, which must be received at our registered office no later than the close of business on the date that is 90 days before the first anniversary of the last annual general meeting of the Company, or July 31, 2016, and no earlier than the date that is 120 days before the first anniversary of the last annual general meeting of the Company, or July 1, 2016. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the nominating and corporate governance committee may request.

Executive Sessions

Non-employee directors meet together as a group during each Board meeting, without the Chief Executive Officer or any other employees in attendance. Mr. von Prondzynski, as our Board’s lead independent director, presides over each executive session of the Board. There is also an executive session during each committee meeting at which committee members meet without the Chief Executive Officer or any other employees in attendance. In addition, as required under NASDAQ listing standards, independent directors must meet together as a group at least twice a year.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the audit committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Attendance at Shareholder Meetings

The Board does not have a formal policy regarding director attendance at shareholder meetings. However, all directors are expected to attend.

Governance Principles

The Board maintains a formal statement of Corporate Governance Guidelines that sets forth the corporate governance practices for Quotient. The Corporate Governance Guidelines are available on our website at www.quotientbd.com. Click on the tab “Investors” and then the caption “Corporate Governance.”

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A current copy of the code is posted on the investor section of our website, www.quotientbd.com. We intend to disclose any amendment to the code, or any waivers of its requirements, on our website.

Communications with the Board of Directors

The Board believes that it is in the best interests of the Company and its shareholders to provide to every shareholder the ability to communicate with the Board as a whole, or with an individual director, through an established process for shareholder communication. The shareholder communication policy is posted on Quotient’s website at www.quotientbd.com. Click on the tab “Investors” and then the caption “Corporate Governance.”

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since April 1, 2014, in which (a) we were a participant, (b) the amount involved exceeded $120,000 and (c) one or more of our executive officers, directors or 5% shareholders, or their immediate family members, each of whom we refer to as a “related person,” had a direct or indirect material interest. We refer to these as “related person transactions.”

Initial Public Offering

On April 30, 2014, as part of our initial public offering, we issued 312,500 units, consisting of 312,500 ordinary shares and warrants to acquire 250,000 ordinary shares at a price of $8.80 per share, to Galen Partners LLP and affiliated entities, or Galen, for a total consideration of $2,500,000.

Private Placement

On November 28, 2014, as part of a private placement of our ordinary shares and pre-funded warrants, we completed the following transactions:

(1)	we issued 157,895 ordinary shares to Galen for a total consideration of $1,500,002;
(2)	we issued 143,426 ordinary shares and 850,000 pre-funded warrants to Visium Balanced Master Fund, Ltd. for an aggregate purchase price of $9,429,047;
(3)	we issued 600,000 ordinary shares to Cormorant Global Healthcare Master Fund, L.P. for an aggregate purchase price of $5,700,000; and
(4)	we issued 180,527 ordinary shares to Perceptive Life Sciences Master Fund, Ltd for an aggregate purchase price of $1,715,006.

In connection with the private placement, we entered into registration rights agreements with the subscribers in the private placement pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares sold in the private placement and the shares issuable upon the exercise of our pre-funded warrants (or the warrant shares).

Quotient Biodiagnostics Holdings Limited Shareholders Agreement

In connection with Galen’s investment in our company prior to our initial public offering, we entered into an agreement with Galen and certain of our other shareholders. Pursuant to this agreement, Galen agreed to share voting rights over certain corporate actions, including amendments to the articles, the issuance of any shares, declarations of dividends, mergers and acquisitions, significant borrowings, asset sales, and other transactions. This agreement was terminated upon the completion of our initial public offering.

Employment Agreements

We are party to service or employment agreements with our executive officers. For additional information, see “Executive Compensation—Agreements with our Executive Officers.”

Equity Awards

We have issued certain shares and granted share options and/or multi-year, performance-based restricted share units, or MRSUs, to our executive officers and our directors. For additional information, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “—Director Compensation.”

Indemnification

We have entered into indemnification agreements with each of our officers and directors to indemnify them against certain liabilities and expenses arising from their being an officer or director (but specifically excluding any circumstance where they are determined to have violated their fiduciary duty to us). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Non-Executive Director Appointment Letters

We have entered into letters of appointment with each of our non-executive directors. These letters set forth the main terms on which each of our non-executive directors serve on our Board of Directors. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the nominating and corporate governance committee and approval of the Board of Directors, re-election by the shareholders and any relevant statutory provisions and provisions of our articles of association relating to removal of a director.

Procedures for Approval of Related Party Transactions

Currently, under our Related Party Transaction Policy, our audit committee is charged with the primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. To assist our audit committee in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, our audit committee determines that the related person would have a direct or indirect material interest in the transaction, the audit committee must review and either approve or reject the transaction in accordance with the terms of the policy. If any executive officer becomes aware of a related party transaction that the audit committee has not approved or ratified, he or she shall promptly inform the audit committee or such other person designated by the audit committee.

Composition of our Board of Directors and Director Independence

For information about the composition of our Board of Directors and director independence, please see “Directors, Executive Officers and Corporate Governance—Composition of our Board of Directors and Director Independence.”

Remuneration Committee Interlocks and Insider Participation

None of the members of our remuneration committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or remuneration committee of any entity that has one or more executive officers serving on our Board of Directors or remuneration committee.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive director.

ELECTION OF DIRECTORS (RESOLUTIONS 1 TO 8)

All of our current directors are nominated for one-year terms expiring in 2015. The Board has been informed that each nominee is willing to serve as a director. If a director does not receive a majority of the vote for his or her re-election then that director will not be re-elected to the Board and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy.

The following sets forth information concerning the eight nominees for director. Each member of our Board, other than Ms. O’Connor and Mr. von Prondzynski, was a member of our Board of Directors immediately prior to our initial public offering. Information below as to each such member’s tenure on our Board also reflects their tenure on our Board prior to our initial public offering.

Paul Cowan

Paul Cowan, 54, is our Chief Executive Officer and Chairman of our Board of Directors. Mr. Cowan founded us through the acquisition of Alba Bioscience in 2007. He has a broad range of healthcare industry experience gained through over 15 years of employment within industry and investment banking. Previously, Mr. Cowan served as the Chief Financial Officer of Inveresk Research Group, a global contract research organization acquired by Charles River Laboratories in 2004. Prior to joining Inveresk in 2001, Mr. Cowan was a senior executive within the Investment Banking department of Bear Stearns & Co., where he led its European biotechnology practice. Prior to Bear Stearns, Mr. Cowan was a senior executive within the Investment Banking department of Morgan Grenfell (acquired by Deutsche Bank in 1990). Mr. Cowan received a Bachelor of Business in accounting from Queensland University of Technology.

The Board believes that Mr. Cowan is qualified to serve as a Director based upon his extensive leadership, executive, managerial, business and healthcare industry experience, along with his years of experience in healthcare investment banking.

Thomas Bologna

Thomas Bologna, 67, was appointed a Director in February 2012. Mr. Bologna is presently the Chairman and Chief Executive Officer of Response Genetics, Inc., a publicly-traded healthcare company focused on molecular diagnostics. From April 2006 until this appointment in December 2011, Mr. Bologna served as President and Chief Executive Officer of Orchid Cellmark, Inc., a public corporation that provided DNA testing services. He was Chief Executive Officer, President, and a director of Quorex Pharmaceuticals, Inc. (2004 to 2005), a pre-clinical stage anti-infective company and Ostex International, Inc. (1997 to 2003), which developed, manufactured and marketed products for the management of osteoporosis. From 1996 to 1997, Mr. Bologna was a principal at Healthcare Venture Associates, a consulting firm. He was Chief Executive Officer, President, and a director of Scriptgen Pharmaceuticals, Inc. (1994 to 1996), a biotechnology company that developed orally active drugs to regulate gene expression, and Chairman, President and Chief Executive Officer of Gen-Probe Incorporated (1987 to 1994), a company commercializing molecular diagnostics products. Mr. Bologna’s prior experience also includes senior-level positions with Becton Dickinson & Company and Warner-Lambert Company. Mr. Bologna currently serves as a director of Special Diversified Opportunities Inc., and has also served on the boards of several private companies, including Aperio Technologies until its sale to Danaher in 2012. Mr. Bologna received an M.B.A. and a B.S. from New York University.

The Board believes that Mr. Bologna is qualified to serve as a Director based upon his extensive experience in the diagnostics industry, experience with operations, and his prior experience as the chief executive officer of multiple public and private companies.

Frederick Hallsworth

Frederick Hallsworth, 62, was appointed as a Director in February 2011. Mr. Hallsworth spent 25 years with Arthur Andersen, becoming a partner in 1989. At Arthur Andersen, Mr. Hallsworth held a number of senior management positions, including Head of Corporate Finance, Head of Audit and Managing Partner of Cambridge, UK office of Arthur Andersen and Managing Partner and Head of Audit of Arthur Andersen, Scotland. He joined Deloitte in 2002, where he served as Senior Client Service Partner and Head of TMC Practice in Scotland until 2005. He is also currently a director of memsstar (2006), CMA Scotland (2007), and Offshore Renewable Energy Catapult (2015). Former directorships include: Scottish Enterprise (2004-2010), Microvisk (2006-2012), Forth Dimension Displays (2007-2011), Elonics (2006-2010), Golden Charter (2009-2011), Infinite Data Storage plc (2005-2007), 3Way Networks (2005-2007), Innovata plc (2005-2007), Metaforic (2009-2014) and AT Communications plc (2008-2009). Mr. Hallsworth has been a Member of the Institute of Chartered Accountants of Scotland since 1978. Mr. Hallsworth received a Bachelor of Accountancy from Glasgow University 1974.

The Board believes that Mr. Hallsworth is qualified to serve as a Director based upon his extensive accounting experience and experience providing strategic direction to multiple life science and technology companies.

Brian McDonough

Brian McDonough, 68, was appointed as a Director in May 2012. Mr. McDonough is presently a Principal of Dx Consulting, a consultancy specializing in transfusion diagnostics. From 2003 through 2009, Mr. McDonough was Vice President, Worldwide Marketing, Donor Screening at Ortho-Clinical Diagnostics. From 2000 through 2003, he was President of the North American Blood Products Group of the Medical Division of Pall Corporation, a company specializing in medical filtration products. Prior to holding these senior executive positions, Mr. McDonough had an extensive career at the American Red Cross spanning over 30 years. From 1968 through 1982 Mr. McDonough worked in American Red Cross BioMedical Services as Executive Head of the St. Louis Regional Blood Services Unit. In 1982, he became the Executive Director of the Irwin Memorial Blood Bank of San Francisco, where he also served on several public health committees addressing the spread of AIDS. In 1987, Mr. McDonough returned to the American Red Cross as Regional Vice President of BioMedical Services and in 1994 served under Elizabeth Dole as Chief Operating Officer, Blood Services of the American Red Cross BioMedical Services, with overall responsibility for national blood and plasma programs. Brian received a B.A. in liberal arts from Wichita State University and an M.H.A. from Central Michigan University.

The Board believes that Mr. McDonough is qualified to serve as a Director based upon his extensive experience within the transfusion diagnostics industry and operational experience at the American Red Cross.

Sarah O’Connor

Sarah O’Connor, 55, was appointed as a Director in July 2014. Ms. O’Connor served as the Senior Vice President, Strategic Development and Chief Legal Officer of Arch Chemicals, Inc., a global biocides company, where she was responsible for the company’s legal and strategic development functions, as well as enterprise risk management and government relations, from September, 2009 to October, 2011. Ms. O’Connor was Vice President and General Counsel of Arch Chemicals Inc. from February 1999 to September 2009. During this period Ms. O’Connor also had responsibility for the Regulatory Affairs function at Arch Chemicals. Prior to joining Arch Chemicals, Ms. O’Connor was an attorney in the legal departments of American Home Products Corporation and the Reader’s Digest Association. Since September 2012, Ms. O’Connor has been an adjunct professor at Mercy College and is a member of the school’s Development Committee. Ms. O’Connor received a B.S. in Business Administration from Mercy College, a J.D. from Fordham University School of Law and an MBA from Columbia University.

The Board believes that Ms. O’Connor is qualified to serve as a Director based on her background, experience and judgment as a senior executive of a publicly traded company, and her legal, regulatory and governance expertise.

Heino von Prondzynski

Heino von Prondzynski, 65, is our Lead Independent Director having been appointed as a Director in September 2014. Mr. von Prondzunski served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss based healthcare company that develops diagnostics and therapeutic products, from early 2000 to 2006, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. von Prondzynski held several executive positions, including president of the vaccine business, at Chiron Corporation, a multinational biotechnology firm that developed biopharmaceuticals, vaccines and blood-testing products. Earlier in his career, Mr. von Prondzynski held sales and marketing and general management positions at Bayer AG, a German based maker of healthcare products, specialty materials and agricultural products. Mr. von Prondzynski also serves on the boards of [Hospira, Inc.], Koninklijke Philips Electronics NV, and Epigenomics AG. Within the past five years, Mr. von Prondzynski also has served as a director of Nobel Biocare Holding AG, Switzerland (from 2010 to 2011) and Qiagen NV (from 2007 to 2013). Mr. von Prondzynski studied maths, geography and history at Westfälische Wilhelms University, Münster, Germany.

The Board believes that Mr. von Prondzynski’s substantial history of leadership positions at major international healthcare companies allows him to provide a global business perspective to his service on the Board and makes him well qualified to serve on the Board.

Zubeen Shroff

Zubeen Shroff, 50, was appointed as a Director in July 2013. Mr. Shroff is a Managing Director of Galen Partners, a leading healthcare growth equity firm founded in 1990. Mr. Shroff has 25 years of experience working with entrepreneurs and their Boards of Directors in building high-growth healthcare companies. Mr. Shroff joined Galen in 1996 from The Wilkerson Group, where he was a Principal with a client base including pharmaceutical, diagnostics, device and biotech companies, plus a select number of venture capital firms. Prior to joining The Wilkerson Group, Mr. Shroff worked at Schering-Plough France, a manufacturer of healthcare products and medicines, where he helped launch their biotech product, alpha-Interferon, in several new indications. Currently, Mr. Shroff is Treasurer and on the Executive Committee of the Board for The Westchester Medical Center Public Benefit Corporation, as well as Chairman of its Foundation. Since 2004, he has served on the Advisory Committees to Boston University Medical School and The Center for Global Health & Development. Mr. Shroff is also on the Advisory Board of the Joslin Diabetes Center. In addition to the above positions, over the past 18 years, Mr. Shroff has served on the Board of

Directors of numerous privately held Galen portfolio companies. Mr. Shroff served on the public Board of Directors of Pet DRx Corporation until July 2010 and Encore Medical until June 2006. Mr. Shroff received a BA in Biological Sciences from Boston University and an MBA from the Wharton School, University of Pennsylvania.

The Board believes that Mr. Shroff is qualified to serve as a Director based upon his extensive experience in providing strategic guidance to companies in the healthcare industry, particularly in the areas of medical devices, diagnostics, and capital equipment.

Dr. John Wilkerson

Dr. John Wilkerson, 72, was appointed as a Director in February 2012. Dr. Wilkerson co-founded Galen Partners in 1990 and currently serves as a Senior Advisor to Galen. Dr. Wilkerson has focused on healthcare throughout his career, beginning as a Group Product Director for Ortho-Clinical Diagnostics Inc. He was a Vice President covering medical device companies at Smith Barney before moving in 1980 to Channing, Weinberg & Co., Inc., a management consulting firm for pharmaceutical, diagnostic, medical device and biotechnology companies, which he acquired and renamed The Wilkerson Group.  The Wilkerson Group was subsequently acquired by IBM in 1996.

Dr. Wilkerson currently serves as a director of Sonacare Medical, Cambrooke Foods and TPS and was previously the Chairman of Atlantic Health Systems, a New Jersey hospital system. He is a trustee and former President of the Museum of American Folk Art and founder of the E.L. Rose Conservancy. Dr. Wilkerson received a Ph.D. from Cornell University.

The Board believes that Mr. Wilkerson is qualified to serve as a Director based upon his extensive experience providing strategic direction to companies in the life sciences industry, as well as his operational experience in the transfusion diagnostics industry.

The Board of Directors recommends a vote “FOR” each of the eight director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all eight nominees .

NON-EMPLOYEE DIRECTOR COMPENSATION

We have five directors who are unaffiliated with our significant shareholders, Messrs. Bologna, Hallsworth, McDonough and von Prondzynski and Ms. O’Connor. During the fiscal years ended March 31, 2014 and 2013, we did not pay cash compensation to the unaffiliated directors who were members of our board of directors during the applicable periods.  With effect from May 1, 2014, our Board of Directors adopted a director compensation program in connection with the completion of our initial public offering. Under this director compensation program, we have paid our non-employee directors that are unaffiliated with our significant shareholders (apart from Mr. von Prondzynski) an annual cash retainer for service on the Board of Directors of $35,000.  With effect from September 4, 2014, the date of his appointment to the Board as our lead independent director, Mr. von Prondzynski received an annual retainer of $120,000, of which 35% is paid in cash and 65% is to be paid in restricted share units ("RSUs").

We seek to maintain a director compensation program for our non-employee directors to enable us to attract and retain, on a long-term basis, high-caliber non-employee directors.

Furthermore, pursuant to our director compensation program, commencing April 1, 2015, each non-employee director will be paid an annual cash retainer as follows:

Board Member Compensation	Annual Retainer ($)
Lead Independent Director	120,000(1)
Director, unaffiliated with our significant shareholders	35,000

Committee Chairperson Compensation	Annual Retainer ($)(2)
Audit Committee	12,000
Remuneration Committee	(3)
Nominating and Corporate Governance Committee	6,000
Strategy and Regulatory Committee	6,000

Committee Member Compensation	Annual Retainer ($)(2)
Audit Committee	6,000
Remuneration Committee	4,000
Nominating and Corporate Governance Committee	3,000
Strategy and Regulatory Committee	3,000

(1)

With effect from September 4, 2014, the date of his appointment to the Board as our Lead Independent Director, Mr. von Prondzynski has received an annual retainer of $120,000, of which 35% is paid in cash and 65% is paid in RSUs. The initial RSUs will be granted on the first anniversary of his date of appointment and vest on the second anniversary of their date of grant. Subsequent RSUs associated with his annual retainer will be granted on the anniversary of his date of appointment and vest on the second anniversary of their date of grant.

(2)	Payment of the annual retainer for chairing board committees or being a member of a board committee was introduced with effect from April 1, 2015.
(3)	As chair of the remuneration committee, Mr von Prondzynski’s annual retainer is included within his annual retainer as Lead Independent Director of the Company.

Pursuant to our director compensation program, on the date of each annual general meeting, each non-employee director who is continuing to serve as a director following such meeting is also eligible to be granted: (i) options to purchase ordinary shares with an underlying fair market value of $50,000; and (ii) RSUs with an underlying fair market value of $30,000. The share options vest in equal installments on the first, second and third anniversary of grant and the RSUs will vest in equal installments on the first and second anniversary of grant.

Our non-employee directors are generally eligible to receive restricted shares, options and other share based equity awards under our 2014 Plan. For additional information, see “Executive Compensation — Equity and Incentive Plans — 2014 Stock Incentive Plan.”.  Newly appointed non-employee directors will be granted options to purchase shares with an aggregate underlying fair market value of $100,000 based on the trading price of our ordinary shares at the time of grant.

The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.

	Fees earned in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Heino von Prondzynski	$24,500	$464,000	$—	$—	$—	$—	$488,500
Thomas Bologna	$32,083	$—	$31,887	$—	$—	$—	$63,970
Frederick Hallsworth	$32,083	$—	$36,928	$—	$—	$—	$69,011
Brian McDonough	$32,083	$—	$53,733	$—	$—	$—	$85,816
Sarah O'Connor	$23,333	$—	$61,682	$—	$—	$—	$85,015
Zubeen Shroff	$—	$—	$36,928	$—	$—	$—	$36,928
John Wilkerson	$—	$—	$31,887	$—	$—	$—	$31,887

The following table sets forth the share options held by the directors as of March 31, 2015, other than Mr. Cowan.  For information regarding Mr. Cowan’s executive compensation see “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End” below. All options are options to purchase ordinary shares.

Name	Vesting start date	Number of securities underlying exercisable options	Number of securities underlying unexercisable options(1)	Option exercise price(2)	Option expiration date
Heino von Prondzynski	—	—	—	—	—
Thomas Bologna	April 29, 2015	—	3,500	$8.00	April 28, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024
Frederick Hallsworth	February 13, 2014	20,014	—	$1.44	August 30, 2022
	April 29, 2015	—	5,000	$8.00	April 28, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024
Brian McDonough	November 14, 2014	40,029	—	$1.44	August 30, 2022
	April 29, 2015	—	10,000	$8.00	April 28, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024
Sarah O'Connor	August 6, 2015	—	10,800	$9.26	August 5, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024
Zubeen Shroff	April 29, 2015	—	5,000	$8.00	April 28, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024
John Wilkerson	April 29, 2015	—	3,500	$8.00	April 28, 2024
	October 31, 2015	—	5,025	$9.95	October 30, 2024

(1)	Vesting of all options is subject to continued service through to the applicable vesting date.
(2)	The option exercise prices are lower than the fair market value of the underlying securities.

In connection with her appointment, Ms. O’Connor received, effective August 6, 2014, share options to purchase 10,800 of our ordinary shares at an exercise price of $9.26, which was the closing price of the our ordinary shares on August 5, 2014. The share options will vest and become exercisable in three equal annual installments beginning August 5, 2015.

In connection with his appointment, Mr. von Prondzynski received 50,000 RSUs. Each RSU represents the right to receive one ordinary share upon vesting. The RSUs vest annually over a four-year period with the initial vesting date being the first anniversary of the grant, and the final vesting dated being the fourth anniversary of the grant.

REMUNERATION COMMITTEE REPORT

The information contained in this remuneration committee report shall not be deemed to be “soliciting material” or “filed” with the SEC under the Securities Act or the Exchange Act. No portion of this remuneration committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety this Proxy Statement in which this report appears, except to the extent that Quotient Limited specifically incorporates this statement or a portion of it by reference.

The remuneration committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the remuneration committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended March 31, 2015.

Respectfully submitted,

Heino von Prondzynski (Chairperson) Thomas Bologna Frederick Hallsworth Brian McDonough Zubeen Shroff

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains our executive compensation program as it relates to our “named executive officers,” whose compensation information is presented in the following tables and discussion in accordance with the SEC rules:

Name	Position
Paul Cowan	Chairman & Chief Executive Officer
Jeremy Stackawitz	President
Edward Farrell	President
Stephen Unger	Chief Financial Officer
Roland Boyd	Group Financial Controller & Treasurer

Our mission is to become the global leader for the development, manufacture and sale of transfusion diagnostics (blood grouping and serological disease screening), leveraging our proprietary MosaiQ™ technology platform. We will also seek to expand the utility of MosaiQ™ in the transfusion diagnostics market (e.g., nucleic acid testing of donated blood – molecular disease screening) and elsewhere in the broader diagnostics market (e.g., clinical chemistry).

The total addressable market for MosaiQ™ in transfusion diagnostics is $3.4 billion, with approximately one-third of the market represented by patient testing (blood grouping) and two-thirds of the market represented by donor testing (blood grouping, serological disease screening and molecular disease screening). We will commercialize MosaiQ™ in the donor testing market in North America, Europe and certain markets in the Asia/Pacific region. Our partner Ortho-Clinical Diagnostics (“OCD”) will commercialize MosaiQ™ in the patient testing market worldwide and the donor testing market in geographic territories we do not address. OCD’s commercial rights are limited solely to transfusion diagnostics, specifically blood grouping and serological disease screening.

To achieve our mission, we must recruit, retain and motivate exceptional leaders with the ability to deliver superior results for our shareholders. Our executive compensation program is instrumental in achieving this objective.

Our executive compensation program is designed to focus executive behavior on achievement of both our annual and long-term objectives and strategy as well as align the interests of management to those of our shareholders. Consequently, our executive compensation plan is comprised of four principal elements – salary, benefits, long-term equity interest and cash bonuses based on annual individual and corporate performance. Consistent with the Company’s strategic goals, we have designed and implemented a performance-based award that aligns equity compensation with outstanding returns to our shareholders over several years.

Notwithstanding a very challenging new issuance market at the time of our initial public offering in April 2014, we have succeeded in raising $92 million in gross proceeds through issuances of preference shares, ordinary shares and warrants since April 1, 2014.  Additionally, we issued warrants at the time of our initial public offering that we expect to result in up to $36 million of new equity being raised through October 2015. In the period from our initial public offering to March 31, 2015, we delivered a 151% return to investors who acquired ordinary shares and warrants in our initial public offering, based on the increases in the closing price of our ordinary shares and warrants on March 31, 2015. We also delivered a 79% return to the investors who participated in our private placement of ordinary shares in November 2014, based on the increase in the closing price of our ordinary shares on March 31, 2015.

Executive compensation is discussed in greater detail below. The remuneration committee will continue to evaluate our overall compensation structure and awards to ensure they are: (i) reflective of the performance of our executive officers and the Company; and (ii) consistent with our compensation objectives.

Roles of the Remuneration Committee

General

It is the responsibility of the remuneration committee to administer the Company’s compensation practices, to ensure they are competitive, financially prudent and include incentives designed to appropriately drive performance. To achieve this, the remuneration committee periodically reviews commercially available, industry specific compensation data for: (i) companies in the global diagnostics industry; (ii) companies addressing the donor testing market; and (iii) companies in the European biotechnology industry, as a general guide for establishing its compensation practices and structures. The remuneration committee, along with the Board, also reviews and approves corporate objectives used in our executive compensation program to confirm that appropriate goals have been established and tracks performance against them.  On an annual basis the remuneration committee reviews tally sheets reflecting each named executive officer’s compensation history with respect to each element of compensation.

The remuneration committee conducts an annual review of performance and compensation during the first quarter of each fiscal year for the purpose of determining the compensation of names executive officers other than the Chairman and Chief Executive Officer (CEO). As part of this review, the CEO submits recommendations to the remuneration committee relating to the compensation of those officers. Following a review of these recommendations, the remuneration committee approves the compensation of these named executive officers, with such modifications to the CEO's recommendations as the remuneration committee considers appropriate.

The remuneration committee's review of the CEO's compensation is subject to separate procedures. With input from members of the entire Board, other than the CEO, the Lead Independent Director and the remuneration committee (which is chaired by the Lead Independent Director) evaluate the CEO's performance and reviews the evaluation with him. Based on that evaluation and review, the remuneration committee then determines the CEO's compensation. The CEO is excused from meetings of the remuneration committee during voting or deliberations regarding his compensation.

Peer Group Companies

The remuneration committee seeks to identify an executive compensation peer group of approximately fifteen to twenty companies that may compete with the Company for executive talent (“Peer Group Companies”). The remuneration committee has focused on creating a peer group that:

•	Represented companies working in the global diagnostics industry, companies addressing the donor collection market or companies in the European biotechnology industry;
•	Contains a mix of pre-commercial development companies and some commercial stage companies;
•	Captures comparable companies in terms of employee numbers and market capitalization; or
•	Have achieved or expect to achieve a growth profile comparable to that expected for the Company.

Based on the above criteria, the following companies were included in the peer group:

Company	Product Focus
Ablynx	Biotechnology company focused on the development of proprietary therapeutic proteins
Accelerate Diagnostics	In vitro diagnostics for hospital acquired and drug resistant infections
BioCartis Group NV	Molecular diagnostics
Cephied	Molecular diagnostics
Cerus Corp	Pathogen inactivation for donor blood, plasma and platelets
Epigenomics AG	Molecular diagnostics – cancer
Exact Sciences Corp.	Molecular diagnostics – early detection of colorectal cancer
GenMark Diagnostics Inc.	Automated, multiplex molecular diagnostic testing systems
Genomic Health Inc.	Molecular diagnostics – cancer care
Haemonetics Corporation	Provision of innovative blood management solutions
Meridian Bioscience Inc.	Develops, manufacture, commercialization of a range of innovative diagnostics test kits
Myriad Genetics Inc.	Molecular diagnostics
Nanostring	Life science tools for translational research and molecular diagnostic products
Oxford Biomedica	Biopharmaceutical company focused on the development and commercialization of gene-based medicines
Oxford Immunotec	Diagnostic tests for immune-regulated conditions (e.g. Tuberculosis)
Quidel Corp.	Provision of cellular based virology assays and molecular diagnostics testing systems
Sequenom Inc	Non-invasive pre-natal testing
T2 Biosystems	Clinical diagnostics for sepsis
ThromboGenics	Biopharmaceutical company focused on developing and commercializing innovative ophthalmic medicines
Trinity Biotech PLC	Development, manufacture and sale of diagnostics products
Veracyte Inc.	Molecular cytology

TearLab, Roka Bioscience, Nanosphere, CareDx, Cancer Genetics, Response Genetics, diaDexus and BG Medicine were excluded from the analysis because their market capitalization was less than 50% of the market capitalization of the Company.

The remuneration committee retained Towers Watson as its independent compensation consultant. Towers Watson does not perform any other consulting work or other services for the Company, reports directly to the remuneration committee and takes direction from the Chairman of the remuneration committee. The remuneration committee has assessed the independence of Towers Watson pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed in the financial year ended March 31, 2015 or currently exists that would prevent Towers Watson from serving as an independent consultant to the remuneration committee.

Fiscal 2015 Business Performance

In the year ended March 31, 2015 (fiscal 2015), we continued our multi-year strategic plan focused on developing and bringing to market our proprietary diagnostics platform for blood grouping and serological disease screening, MosaiQ™. In parallel, we continued the transformation of our conventional reagent business as a provider of high value-added products for blood grouping, focused specifically on our key original equipment manufacturer ("OEM") customers and our U.S. direct business. Our overriding objective during fiscal 2015 was to secure the long-term funding of the Company to achieve our corporate goals, through a combination of new equity issuance and revenue or investment from commercial partnerships.

Although tempered by the availability and timing of funding to the Company, we believe significant progress has been achieved on the MosaiQ™ project, with events having an adverse impact on development timelines being managed and delays mitigated. Assay development has progressed positively, with transfer to final production due in third quarter of calendar 2015, following completion of the conversion of our Eysins, Switzerland consumable manufacturing facility. Design and de-risking of the manufacturing system was also completed successfully during fiscal 2015, with installation of the first full MosaiQ™ consumable manufacturing system forecast to be completed by the end of the third quarter of calendar 2015. Work with our partner, Stratec Biomedical AG, on instrument development has progressed positively with the first engineering prototypes having been built and delivered to the Company during fiscal 2015. Results using these engineering prototypes have met or exceeded our expectations in terms of assay and system performance. We have actively engaged with key regulators in the United States and Europe as we prepare to make regulatory submissions for MosaiQ™ in calendar 2016.  During fiscal 2015, MosaiQ™ was presented in greater detail to prospective customers, where it was received positively.

Our conventional reagent business continued to perform strongly.  We believe our key achievements included:

•	Achieving record product sales revenue during fiscal 2015;
•	Recording U.S. direct sales growth of 18.3%;
•	Continued strong cost control, with our key cost categories being in line with or below our expectations;
•	Filing of the biologics license application ("BLA") for 14 rare antisera products for a key OEM client;
•

Filing for U.S. Food and Drug Administration ("FDA") approval of seven new products to be offered by the Company directly in the United States, with all of these products subsequently being licensed for sale in the United States by the FDA;

•	Advancing other planned new product introductions through development;
•	Successful completion of audits by the U.S. FDA and UL (for CE-marking);
•	Continued improvement in our key operational and performance metrics; and
•	Advancing planning for the building of the new Edinburgh facility.

During fiscal 2015, the Company successfully completed its initial public offering, and a private placement of equity, raising gross proceeds of $67 million (with up to $35 million of equity proceeds expected to be received in connection with the exercise of the warrants issued at the time of the Company’s initial public offering).  In addition, we negotiated and entered into a distribution agreement with OCD to distribute MosaiQ™ in the patient testing market worldwide and the donor testing market in geographies not covered by Quotient.  Under the terms of the OCD agreement, we raised an additional $25 million of funding (in the form of ordinary shares and preference shares) and agreed $59 million of future milestone payments linked to regulatory approval and commercial launch of MosaiQ™.

In the period to March 31, 2015, we delivered: (i) return to investors who acquired ordinary shares and warrants in our initial public offering 191% (based on the increase in the closing prices of our ordinary shares and warrants on March 31, 2015):  and (ii) a return of 79% to the investors who acquired ordinary shares in our November 2014 private placement (based on the increase in the closing price of our ordinary shares on March 31, 2015).

Fiscal 2015 Executive Compensation Program

Our executive compensation program is generally designed to focus executive behavior on the achievement of both our annual objectives and long-term strategy, as well as align the interests of management to those of our shareholders. To that end, our fiscal 2015 Executive Compensation Program consisted of four primary elements: salary, benefits, long-term equity interests and an annual cash bonus opportunity that is based upon individual and corporate performance.

Based on our assessment of the performance of the named executive officers and our compensation philosophy as described in this Compensation Discussion and Analysis, and to recognize the high level of performance of these individuals and their importance to the Company, we took the following actions regarding fiscal 2015 compensation:

•	Increased the base salaries of Messrs. Cowan, Stackawitz, Farrell, Unger and Boyd to $472,500, $336,000, $320,000, $300,000 and $216,000, respectively,
•

Paid 100% of target bonus to Messrs. Cowan, Stackawitz, Farrell, Unger and Boyd. In addition, we paid a supplemental bonus of $250,000 to Mr. Unger during fiscal 2015 in connection with completion of the Company’s initial public offering in April 2014; and

•

Granted annual equity awards with time-based vesting terms to Messrs. Cowan, Stackawitz, Farrell, Unger and Boyd consisting of share option awards covering 90,000, 60,000, 79,000, 50,800 and 25,000, respectively, with an exercise price of $8.00 per share option.

The amounts and mix attributable to the foregoing compensation were determined in a manner similar to the way in which we anticipate determining the amounts and mix of elements of compensation in Fiscal 2016.  See “Fiscal 2016 Executive Compensation Program”. Our executive compensation is discussed in greater detail in the sections that follow. The Remuneration Committee will continue to evaluate our overall compensation structure and awards to ensure they are reflective of the performance of our executive officers and our Company and consistent with our compensation objectives.

Fiscal 2016 Executive Compensation Program

Overview and Objectives

On May 15, 2015, we adopted the Fiscal 2016 Executive Compensation Program for our named executive officers. The Fiscal 2016 Executive Compensation Program for our named executive officers is designed to achieve the following objectives:

•	Focus executive behavior on achievement of our annual and long-term strategic objectives,
•	Provide a competitive compensation package that enables the Company to attract and retain, on a long-term basis, talented executives,
•

Provide a total compensation structure that the remuneration committee believes is at least comparable with the Peer Group Companies for which we would compete for talent and which consists of a mix of base salary, equity and cash incentives, and

•	Align the interests of management and shareholders by providing management with long-term incentives through equity ownership.

The Fiscal 2016 Executive Compensation Program has four principal elements, namely base salary, benefits, short-term incentives and long-term incentives. A brief description of each element and their purpose at the Company is described below:

Compensation Element	Description	Purpose
Base salary	Fixed cash compensation based on role, job scope, experience, qualification and performance

To compensate for individual technical and leadership competences required for a specific role and to provide economic security.  Notice periods for named executive officers vary between six and 12 months.  There are no change-of-control provisions providing for enhanced severance terms.

Benefits	Competitive health, life assurance, disability and retirement benefits

To promote health and wellness in the workforce and to provide competitive retirement planning and saving opportunities.  Benefits include private health coverage, life insurance, a defined contribution pension scheme and provision of a company car.  There are no enhanced benefits for named executive officers.

Short-term incentive	Annual cash incentive opportunity payable based on achievement of corporate, business unit and individual objectives	To incentivize management to meet and exceed annual performance metrics and deliver on commitments to shareholders.
Long-term incentive	Annual equity award comprised of share options	To incentivize executive officers to increase shareholder value, reward long-term corporate performance and promote employee commitment through share ownership.
	Multi-year performance-based grant of Restricted Share Units (“MRSU’s”)	To align management compensation to achievement of our multi-year strategic plan.

Our objective is to target total direct compensation for our named executive officers, including the annualized value of the MRSUs proposed to be granted in 2015, as follows: Base Salary & Benefits – 30%; Short-term Incentive – 15%; and Long-Term Incentive 55% (Annual Equity Award – 15%; and MRSUs – 40%).

All elements of compensation are considered to be at risk with the exception of base salary, particularly the MRSUs which will have no value unless our market price of our ordinary shares exceeds a volume weighted average price of $60 over any 20 trading day period between April 1, 2018 and December 31, 2018.

The amounts and mix attributable to base salary, short-term incentives and long-term incentives are determined by reference to market norms.  Our aim is to align individual compensation with the objectives of the Fiscal 2016 Executive Compensation Program.  While executive compensation mix is evaluated on an annual basis, we do not adhere to a rigid formula when determining the actual mix of compensation elements.  Instead, our current policy is to balance the short-term and long-term focus of our compensation elements to reward short-term performance while emphasizing long-term value creation.  These objectives are achieved by placing considerable weight on long-term, equity-based compensation while offering cash and short-term compensation to attract and retain executive talent.

Determining Executive Compensation

The primary objective of our compensation philosophy is to design and support total remuneration packages aligned with strong business performance and long-term value creation for our shareholders.  Our executive compensation plan in particular is currently designed with specific emphasis on accountability for the performance of the MosaiQ™ development program in the short-term and shareholder return over the longer term.  This alignment is created through several mechanisms:

Compensation Mechanism	Methodology
Pay Positioning	To attract and retain the best executives, all components of executive compensation are targeted at the market’s 50th percentile.
Performance Target Setting	We set ambitious but achievable goals for ourselves and for the Company aligned with our commitment to building long-term sustainable value for our shareholders.
Compensation Elements	Base Salary	Sets baseline pay level.
	Annual Incentive Plan	Annual incentive payment that rewards performance relative to annual financial goals and/or MosaiQ™ development goals.
Options

Long-term incentive with 10-year term that has no intrinsic value unless value is created for shareholders. The exercise price for options is equal to the current market value of Quotient ordinary shares at the time of grant.

MRSUs

A multi-year award vesting between April 1, 2018 and December 31, 2018 that has no intrinsic value unless the Company’s ordinary shares exceeds a volume weighted average share price of at least $60 over any 20 trading day period between April 1, 2018 and December 31, 2018.

Compensation Mix	Our compensation mix is weighted toward variable pay elements and long-term incentive pay elements.

By applying the above methodologies, named executive officers are compensated at the market median when we meet our performance targets, deliver on the expectations we communicate to our shareholders and drive share price appreciation.  Should our performance exceed expectations, our executives will be compensated above target, and vice versa.  The significant weighting of long-term incentives ensures that the primary focus of our named executives is sustained long-term performance, while our short-term incentives motivate consistent annual achievement.

Summary Compensation Table

The following table summarizes information regarding the compensation for the fiscal years ended March 31, 2015, 2014 and 2013 awarded to, earned by or paid to our named executive officers. Messrs. Unger and Farrell were our two most highly compensated executive officers other than our CEO during the fiscal year ended March 31, 2015.  Messrs. Stackawitz and Farrell were our two most highly compensated executive officers other than our CEO during the fiscal year ended March 31, 2014. Messrs. Stackawitz and Boyd were our two most highly compensated executive officers other than our CEO during the fiscal year ended March 31, 2013.

Name and Principal Position	Fiscal Year Ended March 31,	Salary	Bonus	Option awards		All other compensation	Total
Paul Cowan,	2015	$468,750	$472,500	$302,490		$—	$1,243,740
Chief Executive Officer	2014	$450,000	$450,000	$242,982		$—	$1,142,982
	2013	$240,000	$—	$59,419	(1)	$—	$299,419
Jeremy Stackawitz,	2015	$333,333	$168,000	$201,660		$—	$702,993
President	2014	$318,150	$421,141	$—		$—	$739,291
	2013	$309,909	$70,000	$—		$—	$379,909
Edward Farrell,	2015	$318,607	$150,000	$265,519		$39,917	$774,043
President	2014	$310,800	$155,400	$284,730		$40,253	$791,183
	2013	$36,810	$—	$—		$2,558	$39,368
Stephen Unger,	2015	$300,000	$400,000	$170,739		$—	$870,739
Chief Financial Officer	2014	$75,000	$—	$269,439		$112,500	$456,939
Roland Boyd,	2015	$213,749	$67,000	$84,025		$15,075	$379,849
Former Chief Financial Officer;	2014	$196,001	$67,200	$10,895		$24,024	$298,120
Current Group Financial Controller & Treasurer	2013	$101,749	$32,000	$95,000	(2)	$14,200	$242,949

(1)	Represents 20,014 options at the fair market value of the underlying securities of $2.97 on August 31, 2012.
(2)	Represents 32,000 options at the fair market value of the underlying securities of $2.97 on February 13, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of March 31, 2015. All options are options to purchase ordinary shares.

Option Awards

Name and Principal Position	Vesting start date	Number of securities underlying exercisable options	Number of securities underlying unexercisable options(1)	Option exercise price(2)	Option expiration date
Paul Cowan,	June 28, 2014	4,486	118,945	$3.29	June 27, 2023
Chief Executive Officer	April 29, 2015	—	90,000	$8.00	April 28, 2024
Jeremy Stackawitz,	April 29, 2015	—	60,000	$8.00	April 28, 2024
President
Edward Farrell,	April 11, 2014	32,000	64,000	$0.005	April 10, 2023
President	April 29, 2015	—	79,000	$8.00	April 28, 2024
Stephen Unger,	June 28, 2014	10,667	21,333	$3.29	June 27, 2023
Chief Financial Officer	March 4, 2015	22,400	44,800	$8.00	March 3, 2024
	April 29, 2015	—	50,800	$8.00	April 28, 2024
Roland Boyd,	August 14, 2013	21,334	10,666	$1.44	February 14, 2023
Former Chief Financial Officer;	June 28, 2014	2,667	5,333	$3.29	June 27, 2023
Current Group Financial Controller & Treasurer	April 29, 2015	—	25,000	$8.00	April 28, 2024

(1)	Vesting of all options is subject to continued service through the applicable vesting date.

(2)

The option exercise prices are lower than the fair market value of the underlying securities. As part of the preparation for our initial public offering, the Board reviewed the fair value of our ordinary shares at the various dates in recent years when option and share awards were granted. This review resulted in certain instances in the Board concluding that the fair value of the underlying securities was higher than the option exercise prices determined at the time. The resulting increase in compensation expense has been reflected in our financial statements.

Incentive Compensation

Incentive Compensation through Fiscal 2015

Mr. Cowan was granted options to acquire 20,014 ordinary shares at an exercise price of £0.91on August 31, 2012, options to acquire 178,417 ordinary shares at an exercise price of $3.29 on June 28, 2013, and options to acquire 90,000 ordinary shares at an exercise price of $8.00 on April 29, 2014.

Mr. Stackawitz was issued 44,284 A ordinary shares, 12,652 A deferred shares and 37,957 B deferred shares at a subscription price of $0.003 per share on February 16, 2012. He also was issued 96,000 C deferred shares at a subscription price of £0.91, equivalent to approximately $1.44 per share on the same date. We issued these shares in connection with our acquisition of our predecessor’s business to replace equivalent shares previously issued to Mr. Stackawitz by our predecessor. Prior to March 3, 2014, we were owed approximately $138,000 of the purchase price for these shares by Mr. Stackawitz. On February 28, 2014, we paid Mr. Stackawitz a cash bonus, a portion of which was used to repay this amount in full. Subsequent to February 16, 2012, Mr. Stackawitz’s A, B, and C deferred shares converted into 108,652 A ordinary shares and 37,957 B ordinary shares and these A ordinary shares and B ordinary shares converted to ordinary shares in April 2014 prior to the completion of our initial public offering. Mr. Stackawitz was granted options to acquire 60,000 ordinary shares with an exercise price of $8.00 per share on April 29, 2014.

In April 2013, we granted Mr. Farrell an option to purchase 96,000 ordinary shares at an exercise price of £0.003 per share.  On April 29, 2014 we granted Mr. Farrell options to acquire 79,000 ordinary shares at an exercise price of $8.00 per share.

Mr. Unger was granted options to acquire 32,000 ordinary shares at an exercise price of $3.29 on June 28, 2013 and 67,200 options to acquire ordinary shares on March 4, 2014 at an exercise price of $8.00 per share. On April 29, 2014 we granted Mr. Unger options to acquire 50,800 ordinary shares at an exercise price of $8.00 per share.

Mr. Boyd was granted options to acquire 32,000 ordinary shares at an exercise price of £0.91 on February 15, 2013, options to acquire 8,000 ordinary shares at an exercise price of $3.29 on June 28, 2013 and options to acquire 25,000 ordinary shares at an exercise price of $8.00 on April 29, 2014.

Incentive Compensation Pursuant to Fiscal 2016 Executive Compensation Plan

Following implementation of the Fiscal 2016 Executive Compensation Plan, the following equity grants were made to the named executive officers on May 20, 2015:

Name	2015 Share Option Grant	2015 MRSU Grant
Paul Cowan	35,000	42,000
Jeremy Stackawitz	22,500	22,500
Edward Farrell	30,000	35,000
Stephen Unger	22,500	22,500
Roland Boyd	15,000	15,000

The 2015 share option grants were granted with an exercise price of $15.17.  Each 2015 MRSU represents a contingent right to receive one ordinary share in Quotient.  The 2015 MRSUs vest upon Quotient’s ordinary shares achieving a volume weighted average market price of $60.00 per share for 20 consecutive trading days during the period April 1, 2018 and December 31, 2018.

Agreements with Our Executive Officers

Paul Cowan

We entered into a service agreement with Paul Cowan dated February 16, 2012 that sets forth the terms and conditions under which Mr. Cowan serves as our Chairman and Chief Executive Officer. The agreement has no specific term. Mr. Cowan’s current annual base salary for fiscal year 2016 is $510,000.

Both we and Mr. Cowan must give a minimum of 12 months’ prior notice to terminate his employment, other than for cause (as defined in his service agreement). We have the right to place Mr. Cowan on paid leave rather than allowing him to continue to provide services during this notice period. Mr. Cowan is obligated to refrain from competition with us for nine months after his termination, unless that period is shortened by a period of leave. After notice to terminate has been given by Mr. Cowan or us, all or part of the duration of the notice period of leave would be counted as part of the non-competition period. Upon termination, we would owe Mr. Cowan the balance of his base salary for the remaining term of the agreement.

For fiscal years ending March 31, 2016 onwards, Mr. Cowan is eligible for an annual discretionary bonus equal to 80% of his base salary, subject to achievement of corporate performance goals and individual performance goals.

Jeremy Stackawitz

We entered into an employment agreement with Jeremy Stackawitz dated March 9, 2009 that sets forth the terms and conditions of Mr. Stackawitz’s employment as one of our two Presidents. The agreement has no defined term and establishes an at-will employment relationship. Mr. Stackawitz’s current annual base salary for fiscal year 2016 is $350,000.

We may terminate Mr. Stackawitz’s employment with or without cause, but Mr. Stackawitz is required to provide at least two months’ advance notice to us if he is terminating his employment. If we terminate Mr. Stackawitz’s employment other than for cause (as defined in his employment agreement), he will be entitled to receive, subject to certain conditions, severance equal to 12 months of his then current base salary and employee benefits (as defined in his employment agreement), payable as a lump sum as soon as practicable after the date of termination, but in no event later than March 15th of the following year. Mr. Stackawitz is obligated to (i) refrain from engaging in competition with us in the United States or in other countries in which we conduct our business for a period of one year after any termination and (ii) refrain from soliciting any of our executives, suppliers or customers for a period of two years after any termination.

Mr. Stackawitz is eligible for an annual discretionary bonus equal to 50% of his base salary, subject to achievement of corporate performance goals and individual performance goals.

Edward Farrell

We entered into an employment agreement with Edward Farrell dated November 21, 2012 that sets forth the terms and conditions of Mr. Farrell’s employment as one of our two Presidents. Mr. Farrell’s employment commenced on February 14, 2013. The agreement has no specific term and establishes an at-will employment relationship. Mr. Farrell’s current annual base salary for fiscal year 2016 is £208,000, or approximately $330,000.

Both we and Mr. Farrell must give a minimum of 12 months’ prior notice to terminate his employment, other than for cause (as defined in his service agreement). We have the right to place Mr. Farrell on paid leave rather than allowing him to continue to provide services during this notice period. Mr. Farrell is obligated to refrain from competition with us for 12 months after his termination, unless that period is shortened by a period of leave. After notice to termination has been given by Mr. Farrell or us, all or part of the duration of the notice period of leave would be counted as part of the non-competition period. Upon termination, we would owe Mr. Farrell the balance of his base salary for the remaining term of the agreement.

In addition to his salary, Mr. Farrell is also entitled to a car allowance of £11,000, or approximately $18,480 per annum, contributions by his employer to a personal pension plan of 6% of salary and private healthcare benefits of £1,860, or approximately $3,000 per annum.  Mr. Farrell is eligible for an annual discretionary bonus equal to 50% of his base salary, subject to achievement of corporate performance goals and individual performance goals.

Stephen Unger

We entered into an employment agreement with Stephen Unger dated March 5, 2014 that sets forth the terms and conditions of Mr. Unger’s employment as our Chief Financial Officer. Mr. Unger’s employment commenced on January 1, 2014. The agreement has no specific term and establishes an at-will employment relationship. Mr. Unger’s current annual base salary for fiscal year 2016 is $312,000.

We may terminate Mr. Unger’s employment with or without cause, but Mr. Unger is required to provide at least two months’ advance written notice to us if he terminates his employment. If we terminate Mr. Unger’s employment other than for cause (as defined in his employment agreement), he will be entitled to receive, subject to certain conditions, severance equal to 12 months of his then current base salary and employee benefits then in effect (as defined in his employment agreement), payable as a lump sum as soon as practicable after the date of termination, but in no event later than March 15th of the following year. Mr. Unger is obligated to (i) refrain from engaging in competition with us in the United States or in other countries in which we conduct our business for a period of one year after any termination and (ii) refrain from soliciting any of our executives, suppliers or customers for a period of two years after any termination.

Mr. Unger is eligible for an annual discretionary bonus equal to 50% of his base salary, subject to achievement of corporate performance goals and individual performance goals. In April 2014, we granted Mr. Unger a bonus of $250,000.

Roland Boyd

We entered into a service agreement with Roland Boyd dated August 14, 2012 that sets forth the terms and conditions under which Mr. Boyd has served as our Chief Financial Officer and serves as Group Financial Controller and Treasurer. The agreement has an indefinite term. Mr. Boyd’s current annual base salary for fiscal year 2016 is £175,000 or approximately $280,000.

Both we and Mr. Boyd must give a minimum of 6 months’ prior notice to terminate his employment, other than for cause (as defined in his service agreement). We have the right to place Mr. Boyd on paid leave rather than allowing him to continue to provide services during this notice period. Mr. Boyd is obligated to refrain from competition with us for 12 months after his termination, unless that period is shortened by a period of leave. After notice to terminate has been given by Mr. Boyd or us, all or part of the duration of the notice period of leave would be counted as part of the non-competition period. Upon termination, we would owe Mr. Boyd the balance of his base salary and contractual benefits for the remaining term of the agreement.

In addition to his salary, Mr. Boyd is also entitled to a car allowance of £800 per month (or a company car up to a value of £35,000), contributions by his employer to a personal pension plan of 6% of salary and private healthcare benefits of £1,860, or approximately $3,000 per annum.  Mr. Boyd is eligible for an annual discretionary bonus equal to 33.33% of his base salary, subject to achievement of corporate performance goals and individual performance goals.

Equity and Incentive Plans

Our shareholders and Board of Directors previously adopted the 2013 Enterprise Management Plan, or the 2013 Plan. In connection with the completion of our initial public offering, we adopted the 2014 Stock Incentive Plan, or the 2014 Plan.

The following table presents certain information about our equity compensation plans as of March 31, 2015:

Award	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column of this Table)
Equity compensation plans approved by shareholders	1,258,118	5.36	888,913
Equity compensation plans not approved by shareholders	—	—	—
Total	1,258,118	5.36	888,913

As of March 31, 2015, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding share options and number of shares remaining available for future issuance under the 2013 Plan and the 2014 Plan is set forth in the table below. Our Board of Directors has determined not to make any further awards under the 2013 Plan.

Name of Plan	Number of shares reserved for issuance	Number of shares issued	Number of shares underlying outstanding awards	Number of shares remaining available for future issuance
2013 Enterprise Management Plan	844,553	197,522	634,568	12,463
2014 Stock Incentive Plan (1)	1,500,000	—	623,550	876,450

(1)	Outstanding awards comprise 50,000 RSUs and 573,550 options

On April 1, 2015 the number of shares reserved for issuance by the 2014 Stock increased by 170,205 shares, which represented 1% on the Company’s current shares in issue on April 1, 2015.

The following description of each of our share incentive plans is qualified by reference to the full text of those plans, which are incorporated by reference as exhibits to our Annual Report on Form 10-K.

2013 Enterprise Management Incentive Plan

We adopted the 2013 Enterprise Management Incentive Plan, or the 2013 Plan, to enhance our ability to attract, retain and motivate employees expected to make important contributions to our company by providing them with equity ownership opportunities and performance-based incentives. All of our employees were eligible to be granted share options under the 2013 Plan. The 2013 Plan was administered by our Board of Directors. Subject to certain conditions, the 2013 Plan permits grants of enterprise management incentive options, or EMI options, under the terms of Schedule 5 to the UK Income Tax (Earnings and Pensions) Act 2003 (or ITEPA) for UK-based employees.

Share options granted pursuant to the 2013 Enterprise Management Incentive Plan may be exercised upon the occurrence of certain events, including among other events, (i) in a sale of any shares of our share capital, which confers more than 50% of the total voting rights of all our issued shares; (ii) in the sale of all or substantially all of the undertakings of our company and our subsidiaries, and (iii) in the event of a listing of our shares on any “Recognized Investment Exchange” as defined in Section 841(a) of the Corporation Taxes Act 2009. In the event our shares are listed, an option may be exercised, in three equal installments, on the first, second and third anniversaries of the date of the grant. Options must be exercised during an employee’s term of employment or service or within 40 days of termination of employment or service (or within one year in the case of termination on account of a participant’s death). The options lapse after specified periods upon the occurrence of applicable events, including, forty days after (i) the sale of any shares of our share capital which confers more than 50% of the total voting rights of all our issued shares or (ii) the sale of all or substantially all of the undertakings of our company and our subsidiaries.

The maximum term of an option award is ten years.

Each option grant was documented through an option agreement. The exercise price per share of all options was determined by our Board of Directors at the time of the grant.

Awards are non-transferable and our Board of Directors retains discretion to amend, modify or terminate any outstanding award. Awards may be accelerated to become immediately exercisable in full or in part upon approval of our Board of Directors.

In the event of certain changes in our capitalization, the number of shares available for issuance under the 2013 Plan, as well as the exercise price per share of each outstanding option, may be appropriately adjusted by our Board of Directors. The 2013 Plan provides for certain exchange rights in the event of change in control and provides for conditional exercise in connection with a court-ordered reorganization of our company or our amalgamation with any other company or companies.

As of March 31, 2015, there were 634,568 ordinary shares issuable upon the exercise of outstanding options, at a weighted-average exercise price of $3.07 per ordinary share.

2014 Stock Incentive Plan

Our Board of Directors and our shareholders have approved the 2014 Stock Incentive Plan, or the 2014 Plan. The 2014 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to the advancement and betterment of our company, by providing them an opportunity to participate in the ownership of our company and thereby have an interest in its success and increased value.

We have reserved an aggregate of 1,500,000 ordinary shares for issuance under the 2014 Plan. This number is subject to adjustment in the event of a recapitalization, share split, share consolidation, reclassification, share dividend or other change in our capital structure. To the extent that an award terminates, or expires for any reason, then any shares subject to the award may be used again for new grants. However, shares which are (i) not issued or delivered as a result of the net settlement of outstanding share appreciation rights, or SARs, or options, (ii) used to pay the exercise price related to outstanding options, (iii) used to pay withholding taxes related to outstanding options or SARs or (iv) repurchased on the open market with the proceeds from an option exercise, will not be available for re-grant under the 2014 Plan.

The number of ordinary shares reserved for issuance will automatically increase on April 1 of each year, from April 1, 2015 through April 1, 2023, by the lesser of 1% of the total number of our ordinary shares outstanding on March 31 of the preceding year, 200,000 shares or such smaller amount as determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of incentive stock options under the 2014 Plan is 3,000,000 shares.

The 2014 Plan permits us to make grants of (i) incentive stock options pursuant to Section 422 of the Code and (ii) non-qualified stock options. Incentive share options may only be issued to our employees. Non-qualified share options may be issued to our employees, directors, consultants and other service providers. The option exercise price of each option granted pursuant to the 2014 Plan will be determined by our remuneration committee and may not be less than 100% of the fair market value of the ordinary shares on the date of grant, subject to certain exceptions. The term of each option will be fixed by the our remuneration committee and may not exceed ten years from the date of grant. All option grants under the 2014 Plan are made pursuant to a written option agreement.

The 2014 Plan permits us to sell or make grants of restricted shares. Restricted shares may be sold or granted to our employees, directors, consultants and other service providers (or of any current or future parent or subsidiary of our company). Restricted shares issued under the 2014 Plan is sold or granted pursuant to a written restricted shares purchase agreement.

The 2014 Plan also permits us to issue SARs. SARs may be issued to our employees, directors, consultants and other service providers. The base price per share of ordinary shares covered by each SAR may not be less than 100% of the fair market value of the ordinary shares on the date of grant, subject to certain exceptions. SAR grants under the 2014 Plan are made pursuant to a written SAR agreement.

Further, the 2014 Plan permits us to issue restricted share units, or RSUs. RSUs may be issued to our employees, directors, consultants and other service providers. RSU grants under the 2014 Plan are made pursuant to a written RSU agreement.

The 2014 Plan is administered by our remuneration committee, which has the authority to control and manage the operation and administration of the 2014 Plan. In particular, the remuneration committee has the authority to determine the persons to whom, and the time or times at which, incentive share options, nonqualified share options, restricted shares, SARs or RSUs shall be granted, the number of shares to be represented by each option agreement or covered by each restricted share purchase agreement, SAR agreement or RSU agreement and the exercise price of such options and the base price of such SARs. In addition, our remuneration committee has the authority to accelerate the exercisability or vesting of any award, and to determine the specific terms, conditions and restrictions of each award. The remuneration committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, independent directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Unless provided otherwise within each written option agreement, restricted share purchase agreement, SAR agreement or RSU agreement as the case may be, the vesting of all options, restricted share, SARs and RSUs granted under the 2014 Plan shall accelerate automatically in the event of a “change in control” (as defined in the 2014 Plan) effective as of immediately prior to the consummation of the change in control unless such equity awards are to be assumed by the acquiring or successor entity (or parent thereof) or equity awards of comparable value are to be issued in exchange therefor or the equity awards granted under the 2014 Plan are to be replaced by the acquiring entity with other incentives under a new incentive program containing such terms and provisions as our remuneration committee in its discretion may consider equitable.

Our Board of Directors may from time to time alter, amend, suspend or terminate the 2014 Plan in such respects as our Board of Directors may deem advisable, provided that no such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any participant under any awards previously granted without such participant’s consent.

No awards may be granted under the 2014 Plan after the date that is ten years from the date the 2014 Plan was approved by our shareholders.

As of March 31, 2015, there were 573,550 ordinary shares issuable upon the exercise of outstanding options, at a weighted-average exercise price of $8.35 per ordinary share and 50,000 RSUs outstanding under the plan.

Share Ownership Guidelines

At its July 30, 2015 Board meeting, the Company intends to adopt guidelines to encourage ownership of shares of the Company by directors and named executive officers. Under these guidelines, directors and named executive officers have five years from the adoption of the guidelines (or if later, the date of employment, election or promotion, whichever applies) to achieve an ownership target as follows:

Award	Ownership Target: Base Salary Multiple
Non-Employee Directors	Share value equal to or greater than three times annual retainer
CEO	Share value equal to or greater than six times base salary
Named executive officers (other than CEO)	Share value equal to or greater than two times base salary

Shares that count toward satisfaction of the ownership targets include:

•	Shares directly owned – individual, immediate family or trust (including without limitation shares purchased on the open market or acquired upon exercise of share options);
•	Vested restricted shares, restricted share units or deferred share units; and
•	“In the money” vested share options.

Shares that do not count towards the ownership targets include:

•	Unvested share options, restricted shares, restricted share units or deferred share units;
•	“Out of the money” vested share options; and
•	Performance restricted shares or performance equity units not yet vested.

Defined Contribution Pension Plan

We operate a defined contribution pension plan for our employees. No executive officers (other than Edward Farrell and Roland Boyd) and no directors participate in this plan. The assets of the plan are held separately from us in an independently administered fund. Pension costs during the years ended March 31, 2015, 2014 and 2013 amounted to $510,000, $349,000 and $263,000 respectively.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee currently consists of Messrs. Bologna, Hallsworth, McDonough and Ms. O’Connor, with Mr. Hallsworth serving as chairman of the committee. Our Board of Directors has determined that Messrs. Hallsworth, Bologna and McDonough and Ms. O’Connor meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. Our Board of Directors has determined that Mr. Hallsworth is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NASDAQ.

The audit committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the audit committee is available on Quotient’s website at www.quotientbd.com. Click on the tab “Investors” and then the caption “Corporate Governance.”

The audit committee selects, evaluates and, where deemed appropriate, replaces Quotient’s independent registered public accountants. The audit committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for Quotient’s internal controls and the financial reporting process. Quotient’s independent registered public accountants are responsible for performing an audit of Quotient’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has reviewed Quotient’s audited financial statements for the fiscal year ended March 31, 2015 and has met and held discussions with management and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accountants. Management represented to the audit committee that Quotient’s consolidated financial statements for fiscal 2015 were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee discussed the consolidated financial statements with E&Y. The audit committee also discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The audit committee received the written disclosures and letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Ys communications with the audit committee concerning its independence, and the audit committee discussed with E&Y the accounting firm’s independence.

Based upon the audit committee’s discussions with management and E&Y and the audit committee’s review of the representation of management and the report of E&Y to the audit committee, the audit committee recommended to the Board that the audited consolidated financial statements be included in Quotient’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC.

The audit committee also considered whether non-audit services provided by E&Y were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Frederick Hallsworth, Chair Thomas Bologna Brian McDonough Sarah O'Connor

Independent Registered Public Accountants’ Fees

Review of the Company’s Audited Financial Statements for the Fiscal Years ended March 31, 2015, 2014 and 2013

The audit committee approves Ernst & Young LLP’s and its affiliates audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the audit committee appoints the independent auditor to perform audit services that we expect to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, our audit committee approves the terms of the engagement letter to be entered into by us with the independent auditor. The audit committee has also delegated to its chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed our independent auditors and associated fees, provided that the chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to our full audit committee at its next regular meeting.

The table below sets forth the fees paid to Ernst & Young LLP over the past three years in connection with its work for us. All such audit, audit-related and tax services were pre-approved by the audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Ernst & Young LLP in for the fiscal years ended March 31, 2015, 2014 and 2013 were as follows:

Fees	2015	2014	2013
Audit fees (1)	$130,000	$125,000	$52,720
Audit-related fees	100,000	—	—
Tax fees	20,000	11,000	11,000
All other fees (2)	22,500	729,040	1,040
Total fees	$272,500	$865,040	$64,760

(1)	Fees billed for audit services in 2015, 2014 and 2013 consisted of audit of our annual financial statements, statutory audits; and services related to SEC matters.
(2)

Other fees billed in 2015 consisted of services related to the filing of an S-1 registration statement related to our November 2014 private placement of ordinary shares and pre-funded warrants. Other fees billed in 2014 consisted of services relating to our initial public offering.

APPOINTMENT OF AND PAYMENT TO AUDITORS (RESOLUTION 9)

The audit committee of our Board has appointed E&Y as our auditors. As required by law, shareholders are requested to re-appoint E&Y as the Company’s auditors for the period ending with the annual general meeting of the Company to be held in 2016. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending March 31, 2016.

A representative of E&Y will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of June 30, 2015 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;
•	each of our directors;
•	each of our executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days June 30, 2015. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.

Ordinary shares that a person has the right to acquire within 60 days of June 30, 2015 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. The beneficial ownership percentage of each shareholder is calculated on the basis of 17,028,915 ordinary shares outstanding as of June 30, 2015.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all ordinary shares shown to be beneficially owned by them, based on information provided to us by such shareholders.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Quotient Limited, P.O. Box 1075, Elizabeth House, 9 Castle Street, St Helier, JE4 2QP, Jersey, Channel Islands.

Name and address of beneficial owner	Number of ordinary shares beneficially owned	Percentage of ordinary shares beneficially owned
5% shareholders:
QBDG (1)	3,513,054	20.6%
Galen Partners (2)	6,087,397	35.2%
BlackRock, Inc. (3)	1,459,000	8.6%
Sio Capital Management, LLC (4)	1,656,449	9.5%
Clearbridge, LLC (5)	942,930	5.4%
Cormorant Global Healthcare Master Fund, LP (6)	1,519,100	8.7%
Visium Balanced Master Fund, Ltd (7)	1,792,460	10.0%
Percepetive (8)	867,395	5.1%
Executive officers and directors:
Paul Cowan (9)	3,633,678	21.2%
Jeremy Stackawitz	162,741	1.0%
Edward Farrell	92,466	*
Stephen Unger	83,667	*
Roland Boyd	61,667	*
Heino von Prondzynski	—	*
Thomas Bologna	138,150	*
Frederick Hallsworth	58,185	*
Brian McDonough	65,416	*
Sarah O'Connor	13,600	*
Zubeen Shroff (10)	6,089,064	35.2%
John Wilkerson (11)	6,088,564	35.2%
All Directors and Executive Officers as a group	10,399,801	58.9%

*	Denotes less than 1%.
(1)	Deidre Cowan, Mr. Cowan’s spouse, exercises sole voting and dispositive power over the 3,513,054 ordinary shares held of record by QBDG.

(2)

The business address of Galen Partners is 680 Washington Blvd., Stamford, CT 06901. Includes 5,239,293 ordinary shares and 230,331 warrants, which are exercisable for 184,264 ordinary shares, held of record by Galen Partners V LP, 447,400 ordinary shares and 19,669 warrants, which are exercisable for 15,735 ordinary shares, held of record by Galen Partners International V LP, and 150,704 ordinary shares held of record by Galen Management, LLC (collectively, “Galen Partners”). John Wilkerson, David Jahns, and Zubeen Shroff exercise voting, investment and dispositive rights over our securities held of record by Galen Partners.

(3)	Information based solely on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(4)

Information based solely on a Schedule 13G filed with the SEC on February 17, 2015 by Sio Capital Management, LLC. The business address of Sio Capital Management, LLC is 535 Fifth Avenue, Suite 910, New York, NY 10017.  Consists of 1,212,850 ordinary shares and 554,499 warrants, which are exercisable for 443,599 ordinary shares.

(5)

Information based solely on a Schedule 13G filed with the SEC on February 17, 2015 by Clearbridge, LLC. The business address of Clearbridge, LLC is 100 International Drive, Baltimore, MD 21202.  Consists of 479,170 ordinary shares and 579,700 warrants, which are exercisable for 463,760 ordinary shares.

(6)	The business address of Cormorant Global Healthcare Master Fund, LP is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Includes 1,119,100 ordinary shares and 500,000 warrants.
(7)

The business address of Visium Balanced Master Fund, Ltd is c/o Visium Asset Management, LP, 888 Seventh Avenue, New York, NY 10019.  Consists of 896,768 ordinary shares, 755,659 shares issuable upon exercise of warrants issued in the initial public offering and 140,033 shares issuable upon exercise of pre-funded warrants. Visium owns 850,000 pre-funded warrants and beneficial ownership is calculated by excluding 709,967 ordinary shares that are issuable upon exercise of the pre-funded warrant, but may not be exercised due to certain provisions in the pre-funded warrants which limit the exercisability of the pre-funded warrants if, after giving effect to such exercise, the holder’s beneficial ownership of ordinary shares would exceed 9.99%.

(8)

The business address of Perceptive Life Sciences Master Fund Ltd. and Titan Perc. Ltd. is c/o Perceptive Advisors LLC, 499 Park Avenue 25th Flo., New York, NY 10022. 658,633 ordinary shares and 116,162 warrants, which are exercisable for 92,929 ordinary shares, are held of record by Perceptive Life Sciences Master Fund, Ltd. 103,761 ordinary shares and 15,089 warrants, which are exercisable for 12,071 ordinary shares, are held of record by Titan Perc, Ltd. Perceptive Advisors LLC is the advisor of Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Perceptive Advisors LLC and Joseph Edelman claim shared voting power and shared dispositive power over the shares held by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Mr. Edelman is the managing member of Perceptive Advisors LLC.

(9)

Includes 26,666 ordinary shares and 93,958 options held of record by Mr. Cowan and 3,513,054 ordinary shares beneficially owned by Mr. Cowan’s spouse, Deidre Cowan, who exercises sole voting and dispositive power over 3,513,054 ordinary shares held of record by QBDG.

(10)

Comprises the ordinary shares identified in footnote 2 and 1,667 options held of record by Mr. Shroff.  Mr. Shroff disclaims beneficial ownership of the ordinary shares identified in footnote 2, except to the extent of his proportionate pecuniary interest in such shares.

(11)

Comprises the ordinary shares identified in footnote 2 and 1,167 options held of record by Mr. Wilkerson.  Mr. Wilkerson disclaims beneficial ownership of the ordinary shares identified in footnote 2, except to the extent of his proportionate pecuniary interest in such shares.

OTHER INFORMATION

Quotient Mailing Address

The mailing address of our principal executive offices is: Quotient Limited, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom.

Shareholder Proposals for the 2016 Annual Meeting

In accordance with rules of the SEC, all proposals of shareholders that are requested to be included in Quotient’s Proxy Statement for the 2016 Annual General Meeting of Shareholders must be received by the Corporate Secretary on or before May 21, 2016 (120 days before the one-year anniversary of the mailing date).

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the directors and auditors (if any) before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended March 31, 2015 will be presented to the shareholders at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our directors, executive officers and any greater than 10 percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish us with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that our Section 16 officers complied with all of their applicable Section 16(a) filing requirements.

Householding

Only one copy of each of our Annual Report to Shareholders and this Proxy Statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Treasurer, Roland Boyd, at Quotient Limited, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom or call 011-44-0131-445-6159. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Proxy – Quotient Limited

Proxy Solicited by Board of Directors for the Annual General Meeting of Shareholder - October 29, 2015

Stephen Unger and Roland Boyd or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Quotient Limited to be held on October 29, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal Nine.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

SEE REVERSE SIDE	SEE REVERSE SIDE

p PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. p

Using a black ink pen, mark your votes with an ☒ as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

A	–	Proposals – The Board of Directors unanimously recommends a vote “FOR” the nominees for Director in Proposals 1-8 and “FOR” approval of the auditors in Proposal 9.

☐	Mark here to vote as the Board recommends.

1.	Election of Directors until the next Annual Meeting of the Company:
	01 – Paul Cowan	03 – Frederick Hallsworth	05 – Sarah O’Connor	07 – Zubeen Shroff

	02 – Thomas Bologna	04 – Brian McDonough	06 – Heino von Prondzynski	08 – John Wilkerson

☐	Mark here to vote FOR all nominees.	☐	Mark here to withhold vote from all nominees.	☐	For all EXCEPT – To withhold authority to vote for a nominee, write the name of such nominee below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	Proposal to re-appoint Ernst & Young LLP
as our auditors from the conclusion of this meeting
until the next Annual Meeting of the Company to be
held in 2016, to ratify the appointment of Ernst &
Young LLP as our independent registered public
accounting firm and to authorize the directors to
determine the fees to be paid to the auditors

B	–	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Please sign exactly as name appears hereon. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

p PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. p